Exhibit 99.1

MWI AGREES TO ACQUIRE ASSETS OF IVESCO HOLDINGS LLC

BOISE, ID, August 29, 2013 -- MWI Veterinary Supply, Inc. ("MWI" or "the Company") (NASDAQ: MWIV) announced today that it has entered into a definitive agreement to acquire substantially all of the assets of IVESCO Holdings LLC (“IVESCO”) for an enterprise value of $67.5 million.  The transaction is subject to regulatory approval and certain other customary closing conditions and is expected to close in MWI’s first fiscal quarter of 2014, which ends December 31, 2013.  MWI expects the annual revenues from IVESCO to be approximately $400 million during the first 12 months of ownership.  The transaction is expected to be slightly accretive to MWI in the fiscal year ending September 30, 2014 after giving effect to acquisition-related expenses and integration costs.

During the fourth quarter ending September 30, 2013 MWI expects to incur acquisition-related expenses of approximately $1.2 million, the effect of which was not included in the diluted earnings per share guidance provided on July 29, 2013.

Founded in 1945, IVESCO is a leading value-added distributor of animal health products in the United States. IVESCO services mixed animal practice veterinarians, food animal producers and dealers.  Headquartered in Springdale, Arkansas, IVESCO has a broad selection of inventoried products that include more than 25,000 discrete offerings sourced from over 500 manufacturers and serves over 6,000 active customers across its five business units (mixed animal practice veterinarians, swine integrators, dealers, poultry integrators and cattle).

Jim Cleary, MWI President and Chief Executive Officer, commented, “The addition of IVESCO’s assets is an important step in our growth as a company.  Because the need for quality protein will increase substantially in a rapidly growing world, we are particularly excited about IVESCO’s complementary strength in production animal products and services.  The combination also offers our customers and vendors a range of value-added services and supply chain technologies without parallel in our industry.  We look forward to welcoming IVESCO’s team members and customers to MWI.”  Cleary concluded, “MWI has agreed to acquire this business at a small premium over net tangible assets.”

Robert DiMarzo, Executive Chairman of IVESCO, observed that, “Adding IVESCO’s complementary strengths to MWI will solidify MWI’s position as a leading full-service animal health products distributor. The increased economies of scale resulting from MWI’s enhanced strength mean greater value and efficiency for both companion and production animal customers.”

In connection with this transaction, IVESCO is being represented by Piper Jaffray & Co. and Pepper Hamilton LLP.  MWI is being represented by Dechert LLP.

MWI is a leading distributor of animal health products across the United States of America and United Kingdom. MWI sells both companion animal and production animal products including pharmaceuticals, vaccines, parasiticides, diagnostics, micro feed ingredients, supplies, pet food, capital equipment and nutritional products. MWI also is a leading innovator and provider of value-added services and technologies used by veterinarians and producers. For more information about MWI, please visit our website at www.mwivet.com. For investor relations information please contact Mary Pat Thompson, Senior Vice President of Finance and Administration, and Chief Financial Officer at (208) 955-8930 or email investorrelations@mwivet.com.

Certain statements contained herein that are not descriptions of historical facts are "forward-looking" statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, those discussed in filings made by the Company with the Securities and Exchange Commission. Many of the factors that will determine the Company's future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management's views only as of the date hereof. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise. Important assumptions and other important factors that could cause actual results to differ materially from those set forth in the forward-looking information include the impact of vendor consolidation on our business; changes in or availability of vendor contracts or rebate programs; exclusivity requirements with certain vendors that may prohibit us from distributing competing products manufactured by other vendors or margin reductions if we become a non-exclusive distributor; transitional challenges associated with acquisitions, including the failure to achieve anticipated synergies; vendor rebates based upon attaining certain growth goals; changes in the way vendors introduce/deliver products to market; a disruption caused by adverse weather (i.e. drought) or other natural conditions or disasters; possible changes in the use of feed additives (antibiotics, growth promotants) used in the production animal markets due to trade restrictions, consumer concern and/or government regulations; seasonality; unforeseen litigation; risks associated with our international operations; financial risks associated with acquisitions and investments; the impact of general economic trends on our business; the recall of a significant product by one of our vendors; extended shortage or backorder of a significant product by one of our vendors; the timing and effectiveness of marketing programs or price changes offered by our vendors; the timing of the introduction of new products and services by our vendors; our intellectual property rights may be inadequate to protect our business; the ability to borrow on our credit line, extend the terms of our credit line or obtain alternative financing on favorable terms or at all; risks from potential increases in variable interest rates; the impact of tightening credit standards and/or access to credit on behalf of our customers and suppliers; inability to ship products to the customer as a result of technological or shipping disruptions; and competition. Other factors include changes in the rate of inflation; changes in state or federal legislation or regulation; the continued safety of the products the Company sells; and changes in the general economy. Investors should also be aware that while we do, from time to time, communicate with securities analysts, it is against our policy to disclose any material non-public information or other confidential commercial information. Accordingly, stockholders should not assume that we agree with any statement or report issued by any analyst irrespective of the content of the statement or report. Furthermore, we have a policy against issuing or confirming financial forecasts or projections issued by others. Thus, to the extent that reports issued by securities analysts contain any projections, forecasts or opinions, such reports are not the responsibility of MWI Veterinary Supply, Inc.